Exhibit 99.1

Montrose Environmental Group Reports Record Second Quarter and First Half 2024 Results, Reaffirms Guidance, and Advances Strategic Capital Allocation Priorities

Second Quarter 2024 Highlights (comparisons to second quarter 2023)

•
Highest-ever total revenue of $173.3 million, an increase of $14.2 million, or 8.9%
•
Margin expansion in all three segments
•
Net loss of $10.2 million, or $0.39 net loss per diluted share attributable to common stockholders (LPS), and Adjusted Net Income1 of $10.8 million, or $0.20 Diluted Adjusted Net Income per share1 (Adj EPS)
•
Record Consolidated Adjusted EBITDA1 of $23.3 million, an increase of $2.1 million, or 10.0%
•
Reaffirms full-year 2024 guidance for total revenue of $690 million to $740 million, and Consolidated Adjusted EBITDA1 of $95 million to $100 million

First Half 2024 Highlights (comparisons to first half 2023)

•
Record total revenue of $328.7 million, an increase of $38.1 million, or 13.1%
•
Net loss of $23.5 million, or $0.91 LPS, and Adjusted Net Income1 of $19.3 million, or $0.37 Adj EPS1
•
Record Consolidated Adjusted EBITDA1 of $40.2 million, an increase of $2.4 million, or 6.5%

Strategic Capital Allocation Highlights

•
Raised net proceeds of $121.8 million in a common stock offering in April
•
Invested $27.0 million, since stock offering, on two strategic and accretive acquisitions, while maintaining a robust merger and acquisition pipeline
•
Repurchased $60.0 million of Series A-2 stock in January, reducing associated future cash dividends by $5.4 million annually
•
Received two patents during the second quarter 2024, bringing total patent portfolio to 19
•
Reported significant liquidity2 of $ 188.3 million, with 2.4x leverage as of June 30, 2024

Little Rock, Arkansas (August 6, 2024) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the second quarter and first half periods ended June 30, 2024.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “We’re thrilled to build on our strong first quarter performance with another period of exceptional results. Broad-based strength across our business lines drove year-over-year growth in our key operating metrics. This resulted in record quarterly revenues and record Consolidated Adjusted EBITDA1, and year-over-year margin improvement across all three segments. We're especially pleased with our continued organic growth this quarter, fueled by the growing traction of our cross-selling initiatives.

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.
(2)
Liquidity of $188.3 million included $16.9 million of cash and $171.4 million of availability on the Company’s revolving credit facility.

This strong organic growth, five highly accretive acquisitions completed so far this year, and ongoing secular tailwinds reinforce our confidence in our outlook.”

Mr. Manthripragada continued, “We do not anticipate the recent United States (US) Supreme Court decision in Loper Bright Enterprises v. Raimondo or the outcome of the upcoming US presidential election to alter our growth or outlook. As we demonstrated with our strong performance during the prior Obama and Trump administrations, and our strong performance during the current Biden administration, our perspective remains upbeat regardless of the US election outcome. The impact of US federal policy swings has historically been muted for Montrose given the significant influence of state and local environmental regulations, stakeholder pressure, and our limited exposure to any one end market. Our business mix may shift, but our aggregate outlook and growth algorithms remain unchanged. We expect further regulatory complexity for our US clients and anticipate a shift of influence to state regulatory agencies, which are expected to drive incremental demand across our portfolio of services. It is also important to note that approximately 20% of our revenue is generated in Canada, Australia, and Europe, which continue to see independent, attractive, and secular tailwinds. Demand for our business is strong, and we are seeing increased customer activity across our service lines that we expect to continue. With our flexibility in capital allocation and our ability to adjust investments in innovation based on client relationships, Montrose is well positioned for continued success in delivering value to both our customers and shareholders in this dynamic environmental landscape."

Second Quarter 2024 Results

Total revenue in the second quarter of 2024 was $173.3 million compared to $159.1 million in the prior year quarter, an increase of 8.9%. The increase in revenues was primarily due to strong organic revenue growth in our Assessment, Permitting and Response and Measurement and Analysis segments, and the contributions of acquisitions, partially offset by lower environmental emergency response and water treatment revenues, and the shift away from lower margin revenue in our renewable services business.

Net loss was $10.2 million, or $0.39 of LPS, in the second quarter of 2024, compared to a net loss of $7.2 million, or $0.38 LPS, in the prior year quarter. The year-over-year change in net loss was primarily attributable to higher interest and income tax expenses in the current year quarter, partially offset by improved loss from operations. The year-over-year decline in LPS was due to a net loss increase, partially offset by lower dividends on our Series A-2 preferred stock and a higher weighted average outstanding share count.

Adjusted Net Income1 was $10.8 million, and Adj EPS1 was $0.20, in the second quarter of 2024 compared to Adjusted Net Income1 of $14.8 million, and Adj EPS1 of $0.29 in the prior year quarter. Both Adjusted Net Income1 and Adj EPS1 were lower than the prior year primarily the result of higher interest and income tax expenses, partially offset by improved loss from operations. Adj EPS1 was also impacted by a higher weighted average outstanding share count in the current period and lower dividends on our Series A-2 preferred stock.

Second quarter 2024 Consolidated Adjusted EBITDA1 was $23.3 million, or 13.5% of revenues, compared to $21.2 million, or 13.3% of revenues, in the prior year quarter. The increase in Consolidated Adjusted EBITDA1 was due to higher revenues driven by organic growth and acquisitions. Adjusted EBITDA margins increased in all three operating segments.

First Six Months 2024 Results

Total revenue in the first six months of 2024 increased 13.1% to $328.7 million compared to $290.5 million in the prior year period. The increase in revenues was primarily due to organic growth in our Assessment, Permitting and Response, and Measurement and Analysis segments, and the contributions of acquisitions, partially offset by lower environmental emergency response and water treatment revenues, and the shift away from lower margin revenue in our renewable services business.

Net loss was $23.5 million, or $0.91 LPS, in the first six months of 2024 compared to a net loss of $21.9 million, or $1.00 LPS, in the prior year period. The year-over-year increase in net loss was primarily attributable to higher interest and income tax expenses in the current year period, partially offset by an improved loss from operations. Improved LPS was a result of lower dividends on the Series A-2 preferred stock and a higher weighted average outstanding share count, partially offset by a higher net loss.

Adjusted Net Income1 was $19.3 million, and Adj EPS1 was $0.37, in the first six months of 2024 compared to Adjusted Net Income1 of $25.2 million, and Adj EPS1 of $0.47, in the prior year period. Both Adjusted Net Income1 and Adj EPS1 were lower than the prior year primarily as a result of higher interest and income tax expenses, partially offset by improved loss from operations. Adj EPS1 was also impacted by a higher weighted average outstanding share count in the year-to-date period and lower dividends on our Series A-2 preferred stock.

Consolidated Adjusted EBITDA1 for the first six months of 2024 was $40.2 million, or 12.2% of revenues, compared to $37.8 million, or 13.0% of revenues, in the prior year period. The increase in Consolidated Adjusted EBITDA1 was primarily due to higher revenues driven by organic growth and acquisitions. Consolidated Adjusted EBITDA1 as a percentage of revenues decreased primarily due to the first quarter 2024 impact of the Matrix acquisition.

Operating Cash Flow, Liquidity and Capital Resources

Cash used in operating activities for the first six months ended June 30, 2024, was $21.1 million compared to cash provided by operating activities of $24.5 million in the prior year period. Lower cash flow from operations was driven primarily by an increase in receivables, related to the integration of Matrix earlier this year and several large new projects. Cash flow from operating activities is expected to improve over the balance of the year, and operating cash flow in the back half of the current year is expected to be up significantly versus the second half of 2023.

In April 2024, Montrose completed a public offering of 3,450,000 shares of its common stock, raising approximately $121.8 million in proceeds, net of underwriting discounts and commissions. The proceeds from the offering have been and will be used for general corporate purposes and continued acceleration of strategic growth initiatives, including, but not limited to, acquisitions or business expansion, commercialization of intellectual property given expanded environmental regulations, research and development, software development, capital expenditures, working capital and the repayment of debt.

As of June 30, 2024, Montrose had $188.3 million of liquidity, including $16.9 million of cash and $171.4 million of availability on its revolving credit facility.

As of June 30, 2024, Montrose’s leverage ratio under its credit facility, which includes recently completed acquisitions and acquisition-related contingent earnout payments that may become payable in cash, was 2.4 times.

Recent Acquisitions

In April 2024, Montrose acquired Engineering & Technical Associates. (ETA), a leader in Process Safety Management. ETA is part of the Company’s Assessment, Permitting & Response segment.

In May 2024, Montrose acquired Paragon Soil & Environmental Consulting, Inc. (Paragon), a leading environmental consulting firm in Canada. Paragon is part of the Company’s Remediation & Reuse segment.

In July 2024, Montrose acquired Spirit Environmental, LLC. (Spirit), a leading provider of air permitting and compliance services. Spirit is part of the Company’s Assessment, Permitting & Response segment.

Full Year 2024 Outlook

The Company reaffirms its full year 2024 Revenue and Consolidated Adjusted EBITDA1 outlook. The Company expects Revenue to be in the range of $690 million to $740 million. Consolidated Adjusted EBITDA1 is expected to be in the range of $95 million to $100 million for the full year 2024. The midpoints of the ranges incorporate an expectation of low double digit organic revenue growth and continued year-on-year Consolidated Adjusted EBITDA1 margin expansion.

Our Revenue and Consolidated Adjusted EBITDA1 outlook does not include any benefit from future acquisitions.

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, August 7, 2024, at 8:30 a.m. Eastern time to discuss second quarter financial results. The prepared remarks will be followed by a question-and-answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-844-826-3035 (Domestic) and 1-412-317-5195 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today and prepare for what's coming tomorrow. With ~3,400 employees across 100+ locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Sarah Kaiser

(225) 955-1702

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$173,325	$159,101	$328,650	$290,529
Cost of revenues (exclusive of depreciation and amortization shown below)	104,086	98,196	200,643	179,829
Selling, general and administrative expense	59,239	55,247	116,313	104,860
Fair value changes in business acquisition contingencies	136	353	242	(45)
Depreciation and amortization	12,515	11,398	24,168	21,953
Loss from operations	(2,651)	(6,093)	(12,716)	(16,068)
Other income (expense), net	(924)	947	(417)	(889)
Interest expense, net	(3,976)	(1,877)	(7,282)	(3,418)
Total other income (expense), net	(4,900)	(930)	(7,699)	(4,307)
Loss before expense from income taxes	(7,551)	(7,023)	(20,415)	(20,375)
Income tax expense	2,619	151	3,112	1,518
Net loss	$(10,170)	$(7,174)	$(23,527)	$(21,893)

Equity adjustment from foreign currency translation	35	(118)	—	(106)
Comprehensive loss	(10,135)	(7,292)	(23,527)	(21,999)
Convertible and redeemable series A-2 preferred stock dividend	(2,750)	(4,100)	(5,564)	(8,200)
Net loss attributable to common stockholders	(12,920)	(11,274)	(29,091)	(30,093)
Weighted average common shares outstanding— basic and diluted	33,318	30,047	31,850	29,952
Net loss per share attributable to common stockholders— basic and diluted	$(0.39)	$(0.38)	$(0.91)	$(1.00)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash, cash equivalents and restricted cash	$16,905	$23,240
Accounts receivable, net	135,669	112,360
Contract assets	73,224	51,629
Prepaid and other current assets	14,222	13,695
Total current assets	240,020	200,924
Non-current assets
Property and equipment, net	63,627	56,825
Operating lease right-of-use asset, net	38,898	32,260
Finance lease right-of-use asset, net	14,827	13,248
Goodwill	435,483	364,449
Other intangible assets, net	142,870	140,813
Other assets	8,191	8,267
Total assets	$943,916	$816,786
Liabilities, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$58,223	$59,920
Accrued payroll and benefits	28,339	34,660
Business acquisitions contingent consideration, current	6,351	3,592
Current portion of operating lease liabilities	11,134	9,963
Current portion of finance lease liabilities	4,005	3,956
Current portion of long-term debt	23,667	14,196
Total current liabilities	131,719	126,287
Non-current liabilities
Business acquisitions contingent consideration, long-term	9,595	2,448
Other non-current liabilities	6,118	6,569
Deferred tax liabilities, net	8,238	6,064
Conversion option	19,570	19,017
Operating lease liability, net of current portion	30,003	25,048
Finance lease liability, net of current portion	8,223	8,185
Long-term debt, net of deferred financing fees	188,749	148,988
Total liabilities	$402,215	$342,606
Commitments and contingencies
Convertible and redeemable series A-2 preferred stock $0.0001 par value
Authorized, issued and outstanding shares: 11,667 and 17,500 at June 30, 2024 and December 31, 2023, respectively; aggregate liquidation preference of $122.2 million and $182.2 million at June 30, 2024 and December 31, 2023, respectively	92,928	152,928
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at June 30, 2024 and December 31, 2023; issued and outstanding shares: 34,168,713 and 30,190,231 at June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	682,879	531,831
Accumulated deficit	(233,883)	(210,356)
Accumulated other comprehensive (loss) income	(223)	(223)
Total stockholders’ equity	448,773	321,252
Total liabilities, convertible and redeemable series A-2 preferred stock and stockholders’ equity	$943,916	$816,786

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended June 30,
	2024	2023
Operating activities:
Net loss	$(23,527)	$(21,893)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,168	21,953
Amortization of right-of-use asset	5,429	5,041
Stock-based compensation expense	23,103	24,125
Other operating activities, net	4,121	5,439
Changes in operating assets and liabilities, net of acquisitions:		—
Accounts receivable and contract assets	(38,021)	2,078
Accounts payable and other accrued liabilities	(938)	(5,553)
Accrued payroll and benefits	(7,940)	411
Payment of contingent consideration	—	(611)
Change in operating leases	(6,306)	(4,805)
Other assets	(1,216)	(1,673)
Net cash (used in) provided by operating activities	(21,127)	24,512
Investing activities:
Proceeds from corporate owned and property insurance	120	86
Purchases of property and equipment	(17,928)	(20,951)
Proceeds from the sale of property and equipment	2,070	—
Proprietary software development and other software costs	(1,736)	(2,041)
Purchase price true ups	—	(1,027)
Minority investments	(210)	—
Cash paid for acquisitions, net of cash acquired	(70,252)	(63,050)
Net cash used in investing activities	(87,937)	(86,983)
Financing activities:
Proceeds from line of credit	202,771	—
Repayment of the line of credit	(199,119)	—
Proceeds from the aircraft loan	—	10,935
Repayment of aircraft loan	(526)	—
Proceeds from term loan	50,000	—
Repayment of term loan	(3,906)	(6,597)
Payment of contingent consideration and other purchase price true ups	(525)	(1,194)
Repayment of finance leases	(3,103)	(2,198)
Payments of deferred financing costs	(348)	—
Proceeds from issuance of common stock for exercised stock options	1,375	3,295
Proceeds from issuance of common stock in follow-on offering	121,776	—
Dividend payment to the series A-2 stockholders	(5,564)	(8,200)
Repayment to the series A-2 stockholders	(60,000)	—
Net cash provided by (used in) financing activities	102,829	(3,959)
Change in cash, cash equivalents and restricted cash	(6,234)	(66,430)
Foreign exchange impact on cash balance	(100)	(91)
Cash, cash equivalents and restricted cash:
Beginning of year	23,240	89,828
End of period	$16,905	$23,307
Supplemental disclosures of cash flows information:
Cash paid for interest	$6,858	$2,937
Cash paid for income tax	$699	$1,261
Supplemental disclosures of non-cash investing and financing activities:
Accrued purchases of property and equipment	$1,217	$2,304
Property and equipment purchased under finance leases	$2,666	$3,326
Common stock issued to acquire new businesses	$9,271	$2,598
Acquisitions unpaid contingent consideration	$15,946	$6,430
Acquisitions contingent consideration paid in common stock	$1,087	$—

MONTROSE ENVIRONMENTAL GROUP, INC.

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2024		2023
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues		Segment Adjusted EBITDA(1)
Assessment, Permitting and Response	$53,444	$12,621	$61,411		$13,833
Measurement and Analysis	54,812	12,359	50,055	(2)	10,789
Remediation and Reuse	65,069	8,929	47,635		6,043
Total Operating Segments	$173,325	$33,909	$159,101		$30,665
Corporate and Other	—	(10,593)	—		(9,474)
Total	$173,325	$23,316	$159,101		$21,191

	Six Months Ended June 30,
	2024		2023
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues		Segment Adjusted EBITDA(1)
Assessment, Permitting and Response	$112,024	$28,901	$113,625		$28,099
Measurement and Analysis	100,306	18,863	92,582	(2)	17,176
Remediation and Reuse	116,319	13,940	84,322		11,321
Total Operating Segments	$328,650	$61,705	$290,529		$56,596
Corporate and Other	—	(21,466)	—		(18,802)
Total	$328,650	$40,239	$290,529		$37,794

_____________________________________

(1)
For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Includes revenue of $2.4 million and $3.9 million from the Discontinued Specialty Lab for the three and six months ended June 30, 2023, respectively.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic and Diluted Adjusted Net Income per Share represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2024. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(10,170)	$(7,174)	$(23,527)	$(21,893)
Amortization of intangible assets (1)	7,137	7,350	14,566	14,590
Stock-based compensation (2)	11,831	11,090	23,103	24,125
Acquisition costs (3)	1,082	2,696	3,607	3,471
Fair value changes in financial instruments (4)	1,202	(865)	905	1,008
Expenses related to financing transactions (5)	95	353	239	(45)
Fair value changes in business acquisition contingencies (6)	136	—	242	4
Discontinued Specialty Lab (7)	—	1,583	596	4,019
Other (gains) losses and expenses (8)	30	82	512	216
Tax effect of adjustments (9)	(543)	(301)	(922)	(301)
Adjusted Net Income	$10,800	$14,814	$19,321	$25,194
Preferred dividends Series A-2	(2,750)	(4,100)	(5,564)	(8,200)
Adjusted Net Income attributable to stockholders	$8,050	$10,714	$13,757	$16,994

Net Loss per share attributable to stockholders	$(0.39)	$(0.38)	$(0.91)	$(1.00)
Basic Adjusted Net Income per share (10)	$0.24	$0.36	$0.43	$0.57
Diluted Adjusted Net Income per share (11)	$0.20	$0.29	$0.37	$0.47

Weighted average common shares outstanding	33,318	30,047	31,850	29,952
Fully diluted shares	39,576	37,079	37,631	36,485

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(5)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(7)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(8)
Amount in 2024 consists of costs associated with a lease abandonment. Amount in 2023 consists of costs associated with an aviation loss.
(9)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of June 30, 2024.
(10)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(11)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(10,170)	$(7,174)	$(23,527)	$(21,893)
Interest expense	3,976	1,877	7,282	3,418
Income tax expense (benefit)	2,619	151	3,112	1,518
Depreciation and amortization	12,515	11,398	24,168	21,953
EBITDA	$8,940	$6,252	$11,035	$4,996
Stock-based compensation (1)	11,831	11,090	23,103	24,125
Acquisition costs (2)	1,082	2,696	3,607	3,471
Fair value changes in financial instruments (3)	1,202	(865)	905	1,008
Expenses related to financing transactions (4)	95	—	239	4
Fair value changes in business acquisition contingencies (5)	136	353	242	(45)
Discontinued Specialty Lab (6)	—	1,583	596	4,019
Other (gains) losses and expenses (7)	30	82	512	216
Consolidated Adjusted EBITDA	$23,316	$21,191	$40,239	$37,794

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(3)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(7)
Amount in 2024 consists of costs associated with a lease abandonment. Amount in 2023 consist of costs associated with an aviation loss.